UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    July 23, 2010

IMMUCOR, INC.
(Exact name of registrant as specified in its charter)

Georgia	0-14820	22-2408354
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3130 Gateway Drive, Norcross, Georgia	30071
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 441-2051

Not Applicable
(Former name or former address,
if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 23, 2010, Immucor, Inc. (the “Company”) entered into a Cooperation Agreement (the “Agreement”) with ValueAct Capital Master Fund, L.P., ValueAct SmallCap Master Fund, L.P. and certain of their affiliates (collectively, the “ValueAct Parties”) and G. Mason Morfit, in his individual capacity.  The ValueAct Parties collectively own in the aggregate 8,913,336 shares, or approximately 12.7% of the outstanding common stock of the Company.

Pursuant to the Agreement, in consideration for certain restrictions and limitations to be placed on the ValueAct Parties as summarized below, the Company’s board of directors (the “Board”), among other things: (i) elected G. Mason Morfit, a partner at ValueAct Capital, to the Board and (ii) determined to nominate Mr. Morfit for election to the Board at the Company’s 2010 annual shareholders meeting (the “2010 Annual Meeting”).

In consideration for the foregoing, the ValueAct Parties agreed, subject to certain exceptions, that until the date immediately after the date of the Company’s 2011 annual shareholders meeting, the ValueAct Parties will not, among other things: (i) acquire any securities of the Company if, immediately after such acquisition, the ValueAct Parties would collectively own in the aggregate more than 20% of the then outstanding voting securities of the Company, (ii) propose or seek to effect any tender or exchange offer, merger or other business combination involving the Company, or tender any voting securities of the Company into any tender or exchange offer, (iii) make, or in any way participate in any solicitation of proxies to vote any voting securities of the Company or (iv) sell, transfer or otherwise dispose of any voting securities of the Company to any person who is (or will become upon consummation of such sale, transfer or other disposition) a beneficial owner of 10% or more of the outstanding voting securities of the Company.

Mr. Morfit has agreed, upon becoming a member of the Board to (i) remain “independent” under applicable rules of The Nasdaq Stock Market, (ii) be qualified to serve as a director under the Georgia Business Corporation Code and (iii) not serve as a director (or in a similar capacity) with any company identified by the Company as a competitor of the Company.  If during the term of the Agreement, Mr. Morfit dies, resigns, or is disqualified or removed, or his nomination at the 2010 Annual Meeting is withdrawn, then the Agreement provides that the ValueAct Parties and the Board will work together in good faith to fill the resulting vacancy with, or nominate, an employee of the ValueAct Parties who meets certain conditions described in the Agreement and is otherwise mutually acceptable to the Company and the ValueAct Parties.

The ValueAct Parties will lose the right to a Board seat if the ValueAct Parties cease to beneficially own, in the aggregate, at least 5% of the outstanding voting securities of the Company, in which case Mr. Morfit must offer to resign from the Board.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Agreement described under Item 1.01 above, on July 23, 2010, the Board elected G. Mason Morfit to the Board.  Mr. Morfit will serve as a director of the Company until the 2010 Annual Meeting.  The Board has determined to nominate Mr. Morfit for election as a director of the Company at the 2010 Annual Meeting.  Mr. Morfit is expected to serve on one or more committees of the Board, but the Board has not yet determined which committee or committees.

Upon his election as a director, Mr. Morfit was granted options under the Company’s 2005 Long-Term Incentive Plan to purchase 8,031 shares of the Company’s common stock, subject to vesting requirements, at an exercise price per share equal to $19.30, the closing price of the Company’s common stock on the Nasdaq Stock Market on July 23, 2010.  The initial economic value of those options was targeted at $155,000.

As a member of the Board, the Company will pay Mr. Morfit an annual retainer of $25,000, $2,500 for each in-person Board meeting and $500 for each telephone Board meeting.  The Company will also annually pay Mr. Morfit $5,000 to $10,000 per committee for his service on any committees of the Board.

On July 26, 2010, the Company issued a press release announcing the election of Mr. Morfit to the Board.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

10.1	Cooperation Agreement, dated July 23, 2010, by and among Immucor, Inc., ValueAct Capital Master Fund, L.P., ValueAct SmallCap Master Fund, L.P. and G. Mason Morfit

99.1	Press Release, dated July 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUCOR, INC.

Date: July 26, 2010	By:	/s/ Philip H. Moïse
Philip H. Moïse
Executive Vice President and General Counsel

Exhibit Index

Exhibit Number	Description

(d)           Exhibits

10.1	Cooperation Agreement, dated July 23, 2010, by and among Immucor, Inc., ValueAct Capital Master Fund, L.P., ValueAct SmallCap Master Fund, L.P. and G. Mason Morfit

99.1	Press Release, dated July 26, 2010